                                                                    EXHIBIT (12)

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1994
                             (DOLLARS IN MILLIONS)

                                                                          1994       1993       1992       1991       1990
                                                                        ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes.................  $  369.70  $  478.50  $  634.70  $  509.40  $  516.40
Deduct:
  Equity income.......................................................      10.50      17.80      15.80      14.60      11.50
                                                                        ---------  ---------  ---------  ---------  ---------
  Subtotal............................................................     359.20     460.70     618.90     494.80     504.90
Add (Deduct):
  Dividends from less than 50% owned companies........................       2.37       2.10       1.54       1.44       1.42
  Proportional share of income (loss) before income taxes of 50% owned
   companies..........................................................      (2.83)       .30        .79        .31        .25
                                                                        ---------  ---------  ---------  ---------  ---------
Adjusted income.......................................................     358.74     463.10     621.23     496.55     506.57
                                                                        ---------  ---------  ---------  ---------  ---------
Fixed charges
Interest on indebtedness:
  Honeywell Inc. and subsidiaries.....................................      72.89      65.46      87.54      87.23     103.76
  50% owned companies.................................................                                                    .02
                                                                        ---------  ---------  ---------  ---------  ---------
  Subtotal............................................................      72.89      65.46      87.54      87.23     103.78
Amortization of debt expense..........................................       2.61       2.54       2.36       2.17       2.24
Interest portion of rent expense......................................      45.64      44.75      42.68      39.87      38.94
                                                                        ---------  ---------  ---------  ---------  ---------
Total fixed charges...................................................     121.14     112.75     132.58     129.27     144.96
                                                                        ---------  ---------  ---------  ---------  ---------
Total available income................................................  $  479.88  $  575.85  $  753.81  $  625.82  $  651.53
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges....................................       3.96       5.11       5.69       4.84       4.49
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

                                       49